Exhibit 10.21

TRADEMARK LICENSE AGREEMENT

This Agreement is made and entered into on this 9th day of July, 1996 by and between The Quaker Oats Company, a New Jersey corporation with its principal place of business at 321 North Clark Street, Chicago, Illinois 60610, The Quaker Oats Company of Canada Limited, an Ontario limited company with its principal place of business at Quaker Park, Hunter Street East, Peterborough, Ontario K9J 7B2 (to be referred to collectively or individually, as the context may require, as “Licensor”) and Van de Kamp’s, Inc., a Delaware corporation with its principal place of business at 1000 St. Louis Union Station, Suite 200, Saint Louis, Missouri 63103 (hereinafter “Licensee”).

WHEREAS, Licensor and Licensee are parties to an Asset Purchase and Sale Agreement dated May 15, 1996, as supplemented by Supplement No. 1 thereto of even date herewith (the “Purchase Agreement”) under which Licensee has purchased certain assets from Licensor and under which the parties have agreed that Licensee will be granted a license to use the trademarks listed on Exhibit A (the “Trademarks”) in the Territory (as hereinafter defined) on certain products.

NOW, THEREFORE, in consideration of the rights and obligations set forth herein and in the Purchase Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Grant of Rights.

A.	Licensor grants to Licensee the exclusive, royalty-free, perpetual right to use the Trademarks in those countries and jurisdictions in which they are respectively registered and in countries and jurisdictions to which the rights granted hereunder are extended pursuant to Paragraph 6 hereof (the “Territory”) in connection with the manufacture and sale of the following frozen food products: waffles, pancakes, french toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, with the exception of frozen cereals (the “Licensed Products”). During the term of this Agreement, Licensor shall not manufacture or sell, or license another party to manufacture or sell, anywhere in the world, frozen products bearing the Aunt Jemima brand, including, without limitation, the Trademarks, provided, however, that Licensor may continue to use, for up to six months following the date hereof, the Trademarks on and in connection with frozen biscuits and frozen muffin batter which Licensor sells in the food service channel. Notwithstanding the foregoing, nothing herein shall prohibit or prevent Licensor from manufacturing or selling, or licensing another party to manufacture or sell, non-frozen products bearing the Aunt Jemima brand, including, without limitation, the Trademarks. The parties acknowledge that all rights, licenses and privileges not specifically granted herein are excluded from this Agreement.

B.	If, within five (5) years of the date of execution of this Agreement,

(i)	Licensor decides to offer for sale, by soliciting offers in a sale process, any or all of its remaining Aunt Jemima branded businesses (the “Branded Business”); and

(ii)

to the extent the Branded Businesses are being offered for sale with one or more non-Aunt Jemima branded businesses, and the Aunt Jemima Branded Businesses constitute 66- 2/3% or more of the Net Sales (as that term is defined in Paragraph 9 hereof) of the business(es) Licensor is offering for sale at such time; then

Licensor shall include Licensee in the sale process as a prospective buyer on the same terms and conditions as it includes other prospective buyers. Licensor, in its sole discretion, shall determine which offer, if any, it will accept in the sale process. Under no circumstances shall Licensor be obligated to accept any offer from Licensee. Licensee acknowledges and agrees that (a) Licensor is free to conduct the process leading up to a possible sale of its Branded Business as Licensor, in its sole discretion, determines (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to Licensee or any other person), (b) Licensor reserves the right, in Licensor’s sole discretion, to change the procedures relating to Licensor’s consideration of a sale of such business at any time without prior notice to Licensee or any other person, to reject any and all proposals made by Licensee with regard to any sale of the business, and to terminate discussions and negotiations with Licensee at any time and for any reason and (c) except for the obligations set forth in the first sentence of this paragraph, unless and until a written definitive agreement concerning the sale of such business has been executed, Licensor will have no liability to Licensee with respect to such business or the contemplated sale of such business, whether by virtue of this Agreement or any other written or oral expression with respect to any such sale or otherwise.

2.	Restrictions On and Covenants Of Licensor.

A.	Subject to Paragraph 1A, Licensor shall be free to display the Trademarks on or in relation to any of its products in such forms or manners as Licensor may choose, provided that any such use shall be in accordance with prevailing community mores and standards of good taste.

B.	Licensor will use reasonable efforts to maintain in full force and effect any and all registrations of the Trademarks in jurisdictions or countries where Licensor is selling Aunt Jemima branded products. In jurisdictions or countries where Licensor is not selling Aunt Jemima branded products, Licensor will, at Licensee’s request, assist Licensee, as reasonably necessary, to maintain registrations of the Trademarks, provided, however, that all costs associated with such maintenance shall be borne by Licensee. In all cases, registrations shall be made and maintained in the name of Licensor and all use of the Trademarks shall inure to the benefit of Licensor.

3.	Quality Control.

A.

It is acknowledged that the Trademarks indicate to the public that products sold under the Trademarks are of a commercially consistent quality and standard. Licensee shall manufacture the Licensed Products in accordance with written formulae and specifications which have been approved by Licensor (together, the “Specifications”), such approval not to be unreasonably withheld or delayed. Subject to the provisions of this Paragraph 3A, Licensee shall have the right to modify the Specifications of existing Licensed Products, or to create formulae and specifications for new product offerings within the definition of the Licensed Products, so long as such modifications are not likely to have a material adverse effect on the quality of the Licensed Products and so long as such modifications to existing Specifications and the creation of new formulae and specifications do not have a material adverse effect on the reputation of the Trademarks (collectively, an “Adverse Effect”). Licensee shall notify Licensor of proposed modifications to existing Specifications and of the creation of new formulae and specifications, provided, however, that Licensee need only notify Licensor of modifications to existing Specifications if such modifications necessitate a change to Licensee’s packaging or ingredient labeling. If, in the reasonable judgment of Licensor, such modified or newly created formulae and specifications would be likely to have an Adverse Effect, Licensor shall, within thirty (30) days after receiving such notice from Licensee, notify Licensee of any objection to the modified or newly created formulae and specifications. Failure to respond within such time shall be deemed to constitute approval by Licensor. In the event of such notice, Licensor and Licensee shall attempt in good faith to reconcile their differences and to resolve the matter through discussion and negotiation. If, despite the parties’ good faith attempts to resolve their differences, the matter remains unresolved forty-five (45) days after Licensor notifies Licensee of its objections, either party may submit the dispute to binding arbitration, which shall be conducted as provided in Paragraph 3B below. For purposes of this Agreement, “Specifications” shall refer only to specifications and formulae which have been approved for use by Licensor pursuant to the provisions of this Paragraph. Licensor expressly acknowledges and agrees that nothing in this Agreement gives Licensor any rights to or interest in the Specifications or any other proprietary materials owned by Licensee related to or used in connection with the Licensed Products and that all such information shall be considered confidential information subject to Paragraph 17.

B.

Licensee and Licensor agree that, in the event that there is a disagreement with regard to Paragraph 3A, Paragraph 4C or Paragraph 5B(iii), senior management of the parties will meet and negotiate in good faith in an attempt to resolve the dispute. In the event that the parties are unable to resolve the dispute within thirty (30) days from the date of written notice of disagreement, either party may submit the dispute to binding arbitration, which shall be conducted as follows: (i) the arbitration panel shall be composed of three arbitrators, one appointed by Licensee, one appointed by Licensor and one chosen by the arbitrators appointed by Licensor and Licensee, provided, however, the third arbitrator shall be an independent third party knowledgeable in marketing and food product sales and mutually satisfactory to Licensor and Licensee; (ii) the arbitrators, in conducting such arbitration, shall have access to all relevant documents and records of the parties; (iii) the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules) in effect on the date such arbitration is commenced and shall be final and binding on the parties; and (iv) unless, otherwise agreed, all arbitration proceedings shall be conducted in New York City, New York in English. In the event a mutually satisfactory third arbitrator is not appointed within thirty (30) days of submission of a dispute to binding arbitration, appointment of the third arbitrator shall be as provided in the Rules, provided, however, that the third arbitrator so appointed shall be an independent third party knowledgeable in marketing and food product sales. Notwithstanding the foregoing, the arbitration panel shall have no power or authority to order the termination of the license or this Agreement for any reason whatsoever. If either party concludes in good faith that the quality of a product being sold by the other party bearing any of the Trademarks presents a material health hazard, such party shall have the right, notwithstanding the negotiation and arbitration provisions set forth above, to seek an injunction in a court of competent jurisdiction to cause the other party to cease manufacturing, sale or distribution of the offending product, or to recall already distributed product.

C.	Licensee covenants and agrees that the Licensed Products shall be manufactured and sold in conformance with the Specifications and with good manufacturing practices, as that term is used in the United States in 21 C.F.R. §11.0 and as defined elsewhere, where applicable, by law and that the Licensed Products shall be truthfully and not misleadingly described, labeled and advertised. Each Licensed Product shall comply in all material respects with the labeling, packaging, advertising and other relevant laws and regulations of all countries and jurisdictions into which the Licensed Products may be directed by, or with the authority of, Licensee.

D.	On January 31 and July 31 of each year, and at such other times as Licensor may reasonably request, Licensee agrees to submit to Licensor a representative sample of each of the Licensed Products for examination and testing, provided, however, that it shall not be considered a material breach of this Agreement if Licensee fails to submit such samples unless such failure continues ten (10) days following Licensor’s request for such samples.

E.	Licensee shall permit Licensor or its authorized representatives to inspect, two (2) times per year (and such other number of times as Licensor may require if it has a reasonable basis to believe that such inspections are necessary for quality control) at any time during regular business hours, the relevant portion of the facilities where, and systems by which, Licensed Products are manufactured, packaged, shipped and/or held in order to verify that the Licensed Products are manufactured, packaged, shipped and held in compliance with this Agreement and with all applicable laws and regulations. Licensee may restrict access by Licensor’s representatives to those areas of Licensee’s facilities where the Licensed Products and ingredients and materials for the Licensed Products are manufactured, packaged, tested, shipped or stored.

F.

Within ten (10) business days after receipt thereof, Licensee shall notify Licensor of each consumer complaint that it receives alleging that a Licensed Product has caused adverse health effects or injury requiring treatment by a physician where such a complaint might reasonably result in a materially adverse effect on the Trademarks. Licensor and Licensee shall meet, upon the reasonable request by either party, to determine how consumer complaints will be handled or remedied. Licensee shall bear all of its costs and expenses associated with handling and/or remedying consumer complaints that arise in connection with the Licensed Products, provided, however, that nothing in this Paragraph shall relieve Licensee of its obligation to reimburse and/or indemnify Licensor for all costs or expenses borne by Licensor in connection with a Product Event or Third Party Action pursuant to Paragraphs 10 and 11. Licensee shall provide Licensor, no later than January 31 and July 31 of each year, with a report of all consumer complaints, litigation and unresolved complaints regarding the Licensed Products during the preceding two calendar quarters and shall provide such reports at such other times as reasonably requested by Licensor. All reports provided under this Paragraph 3F shall be considered to be confidential information subject to the provisions of Paragraph 17.

G.	Licensee shall maintain a product safety plan which includes provisions for the control of chemical, physical, allergenic and microbiological hazards, including effectiveness checks and records. Licensee shall further maintain a traceable lot system, from ingredient and package material receipt through delivery to the customer, for the Licensed Products and shall maintain positive product release, product hold, product recall and crisis management procedures. All of the plans, systems and procedures described in this Paragraph 3G shall be consistent with generally accepted good practice for food enterprises engaged in the manufacture and distribution of frozen products. Upon Licensor’s reasonable request, Licensee will provide Licensor with each of the plans, systems and procedures described above. All information provided under this Paragraph 3G shall be considered to be confidential information subject to the provisions of Paragraph 17.

H.	Licensee further agrees to maintain all records relating to Specifications, nutrition information, consumer complaints, litigation, code dating, manufacturing and product defects for the Licensed Products and shall make such records available to Licensor for inspection upon Licensor’s reasonable requests. Such records shall be maintained for a period of no less than three (3) years after the matter to which they pertain is closed. All records provided under this Paragraph 3H shall be considered to be confidential information subject to the provisions of Paragraph 17.

I.	Licensee shall package the Licensed Products in tamper evident packaging. Further, Licensee shall routinely conduct compatibility testing to ensure that no packaging or packaging inks impart to the Licensed Products any odors or chemicals in contravention of applicable laws or any unintended or undesirable odors or chemicals which would be perceptible to the consumer.

J.	Licensee may, without Licensor’s prior written consent, use a third party manufacturer to manufacture the Licensed Products provided that use of any such third party manufacturer shall not relieve Licensee of any of its obligations hereunder.

K.	Approval or acquiescence by Licensor in connection with any examination, testing, or inspection pursuant to this Paragraph 3 shall not, in any manner, waive or limit Licensee’s responsibility to comply with all relevant terms and conditions of this Agreement and with all laws and regulations applicable to Licensee’s exercise of the rights granted by this Agreement.

4.	Packaging and Advertising.

A.	All labels, packaging and advertising materials bearing any Trademark shall include a statement which, in the reasonable judgment of Licensor, sets forth an appropriate statement of the relationship between Licensor and Licensee and which indicates that the Trademark is owned by Licensor and is being used under license.

B.	All advertising campaigns, advertisements, packaging and promotional activities for the Licensed Products, including the use of particular publications, programs and other media, shall be in accordance with prevailing community mores and standards of good taste. Use of the Aunt Jemima brand in advertising campaigns, advertisements, packaging and promotional activities shall conform in all material respects with the image of the Aunt Jemima brand portrayed by Licensor. More specifically, but without limiting the generality of the foregoing, the Aunt Jemima character shall be depicted only on packaging and reproductions of packaging and shall never be personified in any manner, including without limitation, through a living person or in the form of dolls, models, cartoons or caricatures.

C.

Licensee shall submit to Licensor samples of all proposed labels, packaging, advertising and promotional materials bearing the Trademarks at least thirty (30) days prior to their intended first use. Licensor shall approve or disapprove Licensee’s use of such materials no later than ten (10) business days after receipt of the proposed materials from Licensee. Failure to respond within that time shall be deemed to constitute approval by Licensor. Licensor may only withhold approval if Licensee’s use of such material would violate a provision in this Agreement. If Licensor does not grant approval for use of labels, packaging, advertising or promotional materials, either party may submit the dispute to binding arbitration, which shall be conducted as provided in Paragraph 3B. Notwithstanding the foregoing, to the extent that there are no material changes to printed advertising or promotional materials from previously approved printed advertising or promotional materials, as the case may be, Licensee need not submit such new materials for prior approval, provided, however, that Licensee submit such materials to Licensor within thirty (30) days of the date such materials are used. If, following receipt of such materials, Licensor believes the use of such materials violates a provision of this Agreement, either party may submit such dispute to binding arbitration which shall be conducted as provided in Paragraph 3B. Licensor hereby consents to the use by Licensee of the color scheme being used as of the date of this Agreement by Licensor on its corresponding Aunt Jemima branded dry mix products for use by Licensee in connection with the Licensed Products, provided, however, that approval of all proposed labels, packaging, advertising and promotional materials remains subject to all other terms and conditions of this Agreement and Licensor’s consent to use of a color scheme does not relieve Licensee of its obligation to submit all materials to Licensor for approval, as set forth above. Approval by Licensor hereunder shall not, in any manner, waive or limit Licensee’s responsibility to comply with all relevant terms and conditions of this Agreement and all laws and regulations regarding such labels, advertising, packaging and promotional materials.

D.	The Interim Trademark License Agreement between Licensor and Licensee dated the date hereof (the “Interim Trademark License Agreement”) shall supersede Paragraphs 4A and 4C herein with respect to packaging, labeling, advertising and promotional materials in existence at the date of this Agreement.

5.	New Trademarks.

A.	Licensor acknowledges that Licensee may, at any time during the term of this Agreement, desire to use a new trademark (i.e., any distinctive words, letters, numerals, symbols, designs, shapes, color schemes and/or combinations thereof) on or in connection with the Licensed Products. If the new trademark includes any word or design which is common to a word or design that comprises an element of any Trademark, such new trademark shall be considered to be an “Associated Trademark.” Licensee may not use an Associated Trademark without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed. All Associated Trademarks which have been approved by Licensor and which are used or registered will be considered Trademarks for purposes of this Agreement. Exhibit A shall be deemed amended to include Associated Trademarks that are approved by Licensor. Licensor may, or at the request of Licensee shall, apply to register any or all such Associated Trademarks. All such Associated Trademarks shall be owned solely by Licensor or, at the direction of Licensor, one of Licensor’s affiliates. Notwithstanding the foregoing, Licensee shall bear all costs and expenses associated with the development, use, registration and maintenance of the Associated Trademarks, including but not limited to, determining such trademark’s availability and registering such trademark. Licensee and Licensor shall cooperate in attempting to obtain appropriate trademark registrations for the Associated Trademarks.

B.

(i) Subject to the restrictions set forth in Paragraph 4, if Licensee desires to use on or in connection with the Licensed Products, a new trademark which does not include any word or design which is common to a word or design that comprises an element of any Trademark, such new trademark shall be considered to be an “Unassociated Trademark.” Unassociated Trademarks shall be used by Licensee, on or in connection with the Licensed Products (a) only when, as and if approved in writing by Licensor, which approval shall not be unreasonably withheld or delayed and (b) only on or in connection with the specific Licensed Product for which approval has been granted. Licensee shall bear all costs and expenses associated with development, use, registration and maintenance of the Unassociated Trademark, including but not limited to, the costs of determining such trademark’s availability, protection of the trademark and any costs and expenses associated with any charges of infringement relating to such

Unassociated Trademark. All Unassociated Trademarks shall be owned solely by Licensee and all use shall inure to the benefit of Licensee.

(ii)	Subject to the following sentences, Licensee shall not use any Unassociated Trademark as a co-brand (whether as a “house” mark, “umbrella” mark or otherwise) on or in connection with any of the Licensed Products (hereinafter “Co-Brand”). If Licensee uses any Co-Brand, then, except as set forth otherwise herein, this Agreement shall automatically terminate two years from the date Licensee first begins use of such Co-Brand in any jurisdiction, provided, however, that if Licensee uses a Co-Brand and ceases such use within eighteen (18) months of its first use of such Co-Brand (such 18-month period being referred to as the “Trial Period”), then this Agreement shall not so terminate. Notwithstanding the foregoing, Licensee may only use a Co-Brand during one Trial Period without triggering termination of this Agreement, provided, however, that in the event Licensor, its successors or assigns sells the Trademarks to a party which does not control, is not controlled by, is not under common control with, or is not a successor by merger or consolidation with Licensor, Licensee shall be entitled to one Trial Period regardless of whether Licensee has previously used a Trial Period with a prior owner of the Trademarks and provided further, that Licensee shall never be entitled to more than one Trial Period during the time the Trademarks remain under the ownership of a party which controls, is controlled by, is under common control with, or is a successor by merger or consolidation with Licensor.

(iii)	For the avoidance of doubt, Licensor shall notify Licensee, in writing, (a) when, incident to Licensor’s review of labeling, packaging, advertising or promotional materials in accordance with Paragraph 4C, Licensor determines that an Unassociated Trademark is proposed to be used as a Co-Brand, or (b) at such other time as Licensor has reasonable basis to believe Licensee is using a Co-Brand. If, after receiving such notice pursuant to Paragraph 5B(iii)(a) or 5B(iii)(b), Licensee does not believe it is proposing to use or using a Co-Brand, as the case may be, then Licensee may submit the matter, within five (5) days of receipt of such notice, to binding arbitration which shall be conducted as provided in Paragraph 3B. If Licensee ceases use of a Co-Brand within ninety (90) days of receiving notice of the Co-Brand from Licensor or, if the matter is submitted to arbitration, within ninety (90) days of receiving a decision from the arbitration panel deeming Licensee’s use to be a Co-Brand, then such limited use shall not be deemed to be use of a Co-Brand or a Trial Period, as defined herein.

(iv)

Any use of a Co-Brand which use lasts longer than eighteen (18) months shall result in automatic termination of this Agreement two (2) years following the date such Co-Brand was first used on any Licensed Product. Any use of a Co-Brand which use follows an earlier Trial Period (where both the Trial Period and the later use occur while the same party or a party which controls, is controlled by, is under common control with, or is a successor by merger or consolidation with the same party, owns the Trademarks) shall result in automatic termination of this

Agreement two years from the date Licensee began use of the Co-Brand during the latter time period. Notwithstanding any other provision of this Agreement, once terminated pursuant to this Section 5B, nothing, including the transfer, sale or assignment of the Trademarks to a successive owner, shall revive the license, create any rights in Licensee or its successors or assigns, or create any liabilities in Licensor or its successors or assigns.

6.	New Countries.

A.	Subject to the other provisions herein, if Licensee desires to sell the Licensed Products in countries or jurisdictions outside the Territory from time to time, Licensor and Licensee shall cooperate in attempting to obtain the appropriate trademark registrations in those countries or jurisdictions. If Licensor owns a valid and subsisting registration of the Aunt Jemima brand and character in forms consistent with then-current approved usage in any country or jurisdiction in which Licensee desires to sell the Licensed Products, then such registration shall be deemed to be a Trademark. Licensee shall bear all costs and expenses associated with use and registration of Trademarks in such new countries or jurisdictions, including, but not limited to, the costs of determining the availability of the Trademarks and protection of the Trademarks. Notwithstanding the foregoing, all such new Trademarks will be owned solely by, and registered in the name of, Licensor or at the direction of Licensor, one of Licensor’s affiliates. Exhibit A shall be deemed amended to include Trademarks that are registered, or to which use is extended, in additional countries pursuant hereto. Furthermore, to the extent such sales are permitted by law in such new country or jurisdiction, this provision shall not be construed to prevent or otherwise restrict Licensee from selling Licensed Products in such new country or jurisdiction pending registration of the relevant Trademarks in the new country or jurisdiction.

B.	If the applicable law of any country or jurisdiction permits or requires the registration of Licensee as a user of the Trademarks, Licensee agrees to execute, at its sole cost and expense, such instruments or documents as may be necessary or proper to effect such registration.

7.	No Changes to Trademarks.

Licensee shall use the Trademarks only in the form in which they are registered and not make any changes to the graphic representation of the Trademarks or the font or type face in which the Trademarks are portrayed without Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed. Should Licensor modify the graphic representation of the Trademarks or materially modify the font or type face in which the Trademarks are portrayed for use on its products, then Licensee shall also use such modified version in connection with the Licensed Products. In such event, Licensor shall provide Licensee with all appropriate artwork and graphics. Licensee shall be given a reasonable period of time in which to change all packaging and advertising for the Licensed Products to show the modified version and shall be permitted to sell all Licensed Products, consistent with the terms and conditions of this Agreement, which are manufactured or packaged prior to the time Licensee changes its packaging and advertising to show the modified version.

8.	Trademark Ownership and Protection.

Licensee acknowledges and agrees that Licensor is, and Licensor (or, where applicable, an affiliate of Licensor) or its successors or assigns shall remain, the owner of the Trademarks. Licensee shall acquire no ownership interest in the Trademarks through this Agreement or otherwise. Each party shall fully cooperate with the other party in efforts to obtain, perfect and enforce Licensor’s rights in the Trademarks. Licensee agrees that it shall not, in any country or jurisdiction, register or attempt to register any Trademark. Licensee further agrees that it shall not, in any country or jurisdiction, use, register or attempt to register any other trademark or trade name which is confusingly similar to any Trademark. Licensee shall not contest or assist any other party in contesting the validity of Licensor’s ownership of the Trademarks.

9.	Trademark Infringement and Defense.

A.	Except as otherwise provided in this Paragraph 9A, Licensor shall have the right to control the prosecution and settlement of any action, suit, opposition or other proceeding (collectively, “Proceeding”) respecting any infringement, dilution, tarnishment, unfair competition or passing off by a third party of, or with respect to, any Trademarks (collectively, “Infringement”) including, without limitation, the decision whether to initiate a Proceeding, provided, however, that in the event Licensor initiates any Proceeding, Licensor shall promptly (a) notify Licensee of any material developments with respect to such Proceeding, (b) deliver to Licensee a copy of all pleadings, correspondence and other material documents respecting such Proceeding, and (c) notify Licensee of any offers of settlement related to such Proceeding which it receives or which it proposes to make. Licensor shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensor, which settlement would have a material adverse impact on the Trademarks in connection with the Licensed Products, without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed.

Each party shall promptly notify the other party of any Infringement which comes to its attention. Licensor shall within thirty (30) days from the date it receives notice from Licensee of an Infringement notify Licensee of its decision as to whether it will initiate a Proceeding. If Licensor elects not to initiate a Proceeding or does not give timely notice to Licensee of its decision with regard thereto, Licensee shall be authorized to initiate a Proceeding at its sole cost and expense; provided however, that Licensee shall promptly (a) notify Licensor of any material developments with respect to such Proceeding, (b) deliver to Licensor a copy of all pleadings, correspondence and other material documents respecting such Proceeding and (c) notify Licensor of any offers of settlement related to such Proceeding which it receives or which it proposes to make. Licensee shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

At any time, upon five (5) days notice to Licensee, Licensor may elect to assume the control of any Proceeding initiated by Licensee, provided Licensor is selling Aunt Jemima branded products in the relevant jurisdiction or country. If Licensor so elects, the aggregate costs of the Proceeding shall be apportioned in accordance with Subparagraphs (i) or (iii) of this Paragraph 9A.

Licensor and Licensee shall cooperate to provide documents and information in connection with any Proceeding.

Except as provided otherwise in this Paragraph 9, the following principles of cost and damage recovery shall apply to Infringements:

(i)	If an Infringement is attributed to any product in a country or jurisdiction where both Licensor and Licensee are selling Aunt Jemima branded products or have sold such products within the three most recent calendar years, then Licensor and Licensee shall share the costs of any Proceeding respecting such Infringement and shall share in any recovery of damages or other monetary relief relating thereto, both in proportion to the respective average annual gross sales minus discounts, returns and allowances (“Net Sales”) of each party’s products under the Aunt Jemima brand during the three most recent calendar years in the relevant country or jurisdiction;

(ii)	If an Infringement is attributed to any product in a country or jurisdiction where Licensee, but not Licensor, is selling Aunt Jemima branded products, then Licensee shall bear the costs of any Proceeding respecting such Infringement and shall be entitled to any recovery of damages or other monetary relief relating thereto; and

(iii)	If an Infringement is attributed to any product in a country or jurisdiction where Licensee is not selling Aunt Jemima branded products and has not sold such products within the three most recent calendar years, then Licensor shall bear the costs of any Proceeding respecting such Infringement and shall be entitled to any recovery of damages or other monetary relief relating thereto.

B.

Except as otherwise provided in this Paragraph 9B, Licensor shall have the right to control the defense and settlement of any action, suit, opposition or other proceeding (collectively, “Infringement Defenses”) respecting any allegation by a third party of infringement, dilution, tarnishment, unfair competition or passing off of rights of such third party by, or with respect to, any Trademarks (collectively, “Claim”) including, without limitation, the decision whether to undertake an Infringement Defense, provided however, that in the event Licensor undertakes any Infringement Defense, Licensor shall promptly (a) notify Licensee of any material developments with respect to such Infringement Defense, (b) deliver to Licensee a copy of all pleadings, correspondence and other material documents respecting such Infringement Defense, and (c) notify Licensee of any offers of settlement related to such Infringement Defense which it receives or which it proposes to make. Licensor shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensor, which settlement would have a material adverse impact on the Trademarks in connection with the Licensed Products, without the prior written consent of Licensee, which consent shall be not unreasonably withheld or delayed.

Each party shall promptly notify the other party of any Claim which comes to its attention. Licensor shall within thirty (30) days from the date it receives notice from Licensee of a Claim notify Licensee of its decision as to whether it will undertake the Infringement Defense respecting such Claim. If Licensor elects not to undertake the Infringement Defense or does not give timely notice to Licensee of its decision with regard thereto, Licensee shall be authorized to undertake the Infringement Defense at its sole cost and expense; provided however, that Licensee shall promptly (a) notify Licensor of any material developments with respect to such Infringement Defense, (b) deliver to Licensor a copy of all pleadings, correspondence and other material documents respecting such Infringement Defense and (c) notify Licensor of any offers of settlement related to such Claim which it receives or which it proposes to make. Licensee shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

At any time, upon five (5) days notice to Licensee, Licensor may elect to assume the control of any Infringement Defense undertaken by Licensee, provided Licensor is selling Aunt Jemima branded products in the relevant jurisdiction or country. If Licensor so elects, the aggregate costs of the Infringement Defense shall be apportioned in accordance with Subparagraphs (i) or (iii) of this Paragraph 9B.

Licensor and Licensee shall cooperate to provide documents and information in connection with any Infringement Defense respecting a Claim.

Except as otherwise provided in this Paragraph 9B, the following principles of cost and liability shall apply to Infringement Defenses:

(i)	If a Claim is in a country or jurisdiction where both Licensor and Licensee are selling Aunt Jemima branded products or have sold such products within the three most recent calendar years, then Licensor and Licensee shall share the costs of any Infringement Defense respecting such Claim and shall each contribute to any award of damages or monetary settlement relating to such Claim, both in proportion to the respective average annual Net Sales of each party’s products under the Aunt Jemima brand during the three most recent calendar years in the relevant country or jurisdiction;

(ii)	If a Claim is in a country or jurisdiction where Licensee, but not Licensor, is selling Aunt Jemima branded products, then Licensee shall bear the costs of any Infringement Defense or settlement respecting such Claim and shall indemnify and hold Licensor harmless against any award of damages or other monetary relief relating thereto; and

(iii)	If a Claim is in a country or jurisdiction where Licensee is not selling Aunt Jemima branded products and has not sold such products within the three most recent calendar years, then Licensor shall bear the costs of any Infringement Defense respecting such Claim and shall indemnify and hold Licensee harmless against any award of damages or other monetary relief relating thereto, provided however, that if such Claim arises as a result of an application for registration or other occurrence arising from an intention of Licensee to commence the sale of Licensed Products in such country or jurisdiction then Licensee shall bear the costs of any Infringement Defense respecting such Claim and shall indemnify and hold Licensor harmless against any award of damages or other monetary relief relating thereto.

C.	For the purposes of calculating Net Sales as set forth in Paragraphs 9(A)(i) and 9(B)(i), during the first three years of this Agreement, sales of the Licensed Products in any country or jurisdiction by Licensor shall be attributed to Licensee.

10.	Non-Conforming or Unsafe Product and Product Emergencies.

A.	Licensee acknowledges that Licensor has an overriding interest in protecting the reputation of the Trademarks. Accordingly, if Licensee, at any time, has a reasonable basis to believe that any Licensed Product is materially mislabeled or does not otherwise conform to federal, state or local labeling or manufacturing requirements, or presents any threat to the public health or safety, or is otherwise not in full conformity with all applicable laws and has been released into the stream of commerce (any of such occurrences being a “Product Event”), Licensee shall immediately notify Licensor of the facts giving rise to such belief or suspicion. Similarly, Licensee shall immediately upon its becoming aware thereof, notify Licensor of any actual, threatened or proposed action, by any governmental agency, consumer or environmental group, media or other organization or any individual(s), directed toward removing any quantity of any Licensed Products from any markets (a “Third Party Action”). In all such cases, Licensee shall closely coordinate with Licensor with respect to any actions Licensee or Licensor might take or permit, and in respect to all public statements either party might make regarding the Product Event or Third Party Action.

B.	Any and all expenses relating to any Product Event, Third Party Action, or to any recall or retrieval of Licensed Products shall be borne by Licensee, including but not limited to, the cost of labor in removing the Licensed Products from retailers, wholesalers, distributors and warehouses having possession thereof, all costs for reimbursement of such parties, all costs for disposal of the Licensed Products and all other expenses and costs actually incurred in connection with such Product Event, Third Party Action, recall or retrieval.

.11.	Indemnification.

A.	Licensor and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Licensee from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal costs and expenses) actually suffered or incurred by Licensor and actually arising out of or resulting from:

(i)	the breach of any covenant by Licensee contained herein; or

(ii)	any actual or alleged destruction of property, injury, death, loss or damage arising out of the manufacture, distribution, advertising, sale or consumption of the Licensed Products.

B.	Licensee and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Licensor from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal costs and expenses) actually suffered or incurred by Licensee and actually arising out of or resulting from:

(i)	the breach of any covenant by Licensor contained herein; or

(ii)	any actual or alleged destruction of property, injury, death, loss or damage arising out of the manufacture, distribution, advertising, sale or consumption of Licensor’s sale of product bearing the Trademarks.

C.	Licensor shall not be liable or responsible in any manner to Licensee, whether for indemnification or otherwise, except for indemnity as expressly provided in this Paragraph 11 or for indemnity as expressly provided in the Purchase Agreement. Licensee acknowledges that Licensor is not making, and has not made, any representations or warranties except as expressly provided in the Purchase Agreement including, without limitation, any implied warranties whatsoever.

12.	Insurance.

Licensee shall maintain, at its own expense, Commercial General Liability insurance (including products liability and contractual liability coverage) with limitations of liability of not less than $10,000,000 combined single limit for bodily injury, including death, and property damage, which policy or policies shall name Licensor as an additional insured. Upon Licensor’s reasonable request, Licensee shall furnish Licensor with certificates of insurance showing compliance with the foregoing requirements. Such certificates shall state that the policy or policies will not be canceled or materially altered without at least thirty (30) days’ prior written notice to Licensor. Maintenance of the above insurance policies by Licensee will not relieve Licensee of liability under the indemnification provisions set forth herein. The policy limits specified above may be satisfied through a combination of the stipulated primary liability insurance and umbrella and/or excess liability insurance.

13.	Breach and Termination.

A.	Licensee acknowledges and agrees that Licensor would suffer irreparable harm if Licensee were to materially breach its obligations under this Agreement and were to continue to produce or sell Licensed Products after the cure period set forth in this Paragraph 13 and that monetary damages would be insufficient to remedy the harm to Licensor. Accordingly, upon receiving notice from Licensor of a material breach of any of its obligations under this Agreement, Licensee shall immediately take whatever steps are necessary to remedy the breach, at its sole cost and expense or shall contest such notice of breach, in writing to Licensor, within five (5) days of receipt thereof. If Licensee does not contest the notice of breach within such five day period or remedy the breach within sixty (60) days from the date Licensor gives Licensee notice of such breach, Licensee shall cease all manufacture and sale of the Licensed Products affected by the breach until the breach is remedied. If (i) Licensee contests Licensor’s notice of breach within the five day period or if (ii) after the expiration of the sixty (60) day cure period, the breach continues, Licensor may apply to a court of competent jurisdiction for appropriate relief. If such court determines that a material breach has occurred and is continuing, then Licensee hereby irrevocably and unconditionally consents to the entry of an order by a court of competent jurisdiction granting an injunction against further manufacture or sale of such Licensed Products until such breach is cured. Without limitation to Paragraph 23, Licensee also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Federal District Court in the Northern District of Illinois for any actions, suits or proceedings arising out of or relating to this Paragraph 13 and further agrees that service of any process, summons, notice or document by U.S. registered mail to Licensee’s address set forth above shall be effective service of process for any action, suit or proceeding brought against Licensee in any such court. Nothing herein shall waive Licensor’s rights to other remedies available, either at law or in equity.

B.	Licensor may terminate this Agreement, effective upon one-hundred and eighty (180) days written notice to Licensee, upon the cessation, outside of the ordinary course of business, of the manufacture and sale of the Licensed Products by Licensee, its sublicensees, its successors and permitted assigns where such cessation lasts for a period in excess of six (6) consecutive months and manufacture or sale of the Licensed Products does not commence during the 180-day notice period.

C.	If a final nonappealable judgment of a court of competent jurisdiction determines that Licensee has repeatedly breached this Agreement through willful or deliberate acts or omissions indicating that Licensee is acting in bad faith, then Licensor may terminate this Agreement upon written notice to Licensee. A “final nonappealable judgment” shall mean for purposes of this Paragraph 13C a judgment that is not subject to appeal or a judgment that is not appealed within 30 days of it being rendered.

D.	This Agreement shall be automatically terminated, without any further action by Licensor or Licensee in accordance with the provisions of Paragraph 5B.

14.	No Further Use of Trademarks.

Upon termination or expiration of this Agreement for any reason, except as set forth elsewhere herein, Licensee shall discontinue use of the Trademarks, and shall not register or use any trademark confusingly similar to any of the Trademarks.

15.	Waiver.

The performance of any covenant under this Agreement by Licensee on the one hand or Licensor on the other, may be expressly waived in writing by Licensee or Licensor, as appropriate. Any waiver hereunder shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of Licensee or Licensor in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.	Assignment and Sublicense.

A.	This Agreement may not be assigned, transferred or otherwise delegated (collectively, an “Assignment”) by Licensee without the prior written consent of Licensor (not to be unreasonably withheld or delayed) except to a party who purchases or acquires, as a going concern, the business of Licensee in which the Trademarks are used and/or to any lenders providing financing to Licensee; provided, however, that prior to an Assignment (which for these purposes only shall not include any pledge of this Agreement to a lender providing financing to Licensee until such time as the lender exercises its rights under applicable pledge agreements, security agreements or other collateral documents), any assignee of this Agreement must agree in writing, delivered to Licensor, that it shall be bound by the terms and provisions of this Agreement and that such assignee (if it is other than a lender providing financing to Licensee) or a sublicensee or sublicensees of such assignee, as the case may be, shall operate such acquired business for its own benefit and at its own risk, or shall provide a guaranty of its obligations under this Agreement from an entity and in a form both of which are satisfactory in the reasonable judgment of Licensor; and provided further, however, that an assignee of this Agreement shall not by virtue of this Paragraph 16A be required to purchase or acquire any particular assets utilized by Licensee in connection with such business prior to such Assignment nor shall an assignee be restricted from (i) leasing any assets used by it in the conduct of such business, (ii) subcontracting any function incident to its operation of such business including, without limitation, manufacturing, distribution and administrative services, or (iii) transferring any of its assets for value in an arms-length transaction to an unaffiliated third party or establishing security interests in any of its assets in favor of an unaffiliated third party, provided that any such action does not constitute an act of fraud against the creditors of such assignee.

B.	This Agreement may be assigned, transferred, sublicensed or otherwise delegated by Licensor without the prior written consent of Licensee.

C.	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

D.	This Agreement may be sublicensed, in whole or in part, by Licensee, without the prior written consent of Licensor, provided that Licensee provides prior written notice to Licensor of any sublicense and provided further, that Licensee provides to Licensor any sublicense agreement under which a sublicensee has been granted rights to use the Trademarks.

17.	Confidentiality.

Any confidential information disclosed by either party to the other pursuant to this Agreement, except as set forth below, shall be considered confidential to the disclosing party, and shall be accorded the same treatment which the receiving party gives to its own confidential information. The obligation of confidentiality set forth in the preceding sentence shall not apply to information which (a) was publicly available at the time of the disclosure to the receiving party; (b) subsequently becomes publicly available through no fault of the receiving party; (c) is rightfully acquired by the receiving party, subsequent to disclosure by the other party, from a third party who is not in breach of a confidential relationship with regard to such information; or (d) is independently developed by the receiving party solely through the efforts of individuals who did not have access to the confidential information, as evidenced by the receiving party’s written records.

18.	Entire Agreement.

This Agreement, the Exhibit hereto, the Purchase Agreement and the Interim Trademark License Agreement contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements relating to the transactions contemplated hereunder.

19.	Survival.

The rights and obligations set forth in the following Paragraphs shall survive termination of this Agreement: Paragraphs 3, 4, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 22, 23, and 24.

20.	Amendment.

This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the parties hereto or by their duly appointed representatives or successors.

21.	Counterparts: Facsimile Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile copy of a signature hereto shall be fully effective as if an original.

22.	Notices.

All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered or telecopied or on the date of receipt indicated on the return receipt if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to Licensor:	The Quaker Oats Company
321 North Clark Street
Chicago, Illinois 60610
Attn: General Corporate Counsel

With a copy to:	The Quaker Oats Company of Canada Limited
Quaker Park
Hunter Street East
Peterborough, Ontario K9J 7B2
Attn: Law Department

If to Licensee:	Van de Kamp’s, Inc.
1000 St. Louis Union Station
Suite 200
Saint Louis, Missouri 63103
Attn: President

With a copy to:	Van de Kamp’s, Inc.
801 Montgomery Street
Suite 400
San Francisco, California 94133
Attn: Ian R. Wilson

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

23.	Governing Law and Jurisdiction.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, U.S.A. without regard to its provisions concerning conflicts or choice of law. Except as otherwise agreed in Paragraphs 3B, 4C and 5B(iii), the parties consent to the exclusive jurisdiction of the Federal Court in the Northern District of Illinois for the resolution of any disputes as to the construction of this Agreement.

24.	Severability.

Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of such law. In the event that any part, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless the severance of the portion thus held unenforceable would unreasonably frustrate the commercial purposes of this Agreement.

THE QUAKER OATS COMPANY		VAN DE KAMP’S, INC.

By:	[ILLEGIBLE]	By:	[ILLEGIBLE]
Title:	Vice President Business Development	Title:	Exec VP
Date:	July 9, 1996	Date:	July 9, 1996

THE QUAKER OATS COMPANY OF CANADA LIMITED

By:	[ILLEGIBLE]
Title:	Attorney-in-Fact
Date:	July 9, 1996

LICENSED TRADEMARKS

United States

Mark	Reg. No	Reg. Date	Owner
AUNT JEMIMA	1575365	January 2, 1990	The Quaker Oats Company
AUNT JEMIMA	1590084	April 3, 1990	The Quaker Oats Company
AUNT JEMIMA	797560	October 12, 1965	The Quaker Oats Company
AUNT JEMIMA & Design	1697862	June 30, 1992	The Quaker Oats Company
MISCELLANEOUS DESIGN (Aunt Jemima Head)	1699260	July 7, 1992	The Quaker Oats Company
MISCELLANEOUS DESIGN (Aunt Jemima Head)	1614072	September 18, 1990	The Quaker Oats Company

Canada

Mark	Reg. No	Reg. Date	Owner
AUNT JEMIMA	TMA 164,781	August 15, 1969	The Quaker Oats Company of Canada Limited
AUNT JEMIMA & DESIGN	TMA 384,601	May 17, 1991	The Quaker Oats Company of Canada Limited